SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 April 19, 1996
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                               COMSAT Corporation
               --------------------------------------------------
               (Exact name of Registrant as specified in Charter)


               District of Columbia         1-4929       52-0781863
               -----------------------------------------------------
              (State or other juris-     (Commission    (IRS Employer
             diction of incorporation)   File Number)   Identification
                                                             Number)


                   6560 Rock Spring Drive, Bethesda, MD      20817
                   ------------------------------------------------
                (Address of principal executive offices)    Zip Code


       Registrant's telephone number, including area code (301) 214-3000


                                 Not applicable.
                                ----------------
         (Former name or former address, if changed since last report).




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Item 5.  Other Events


     Ascent Entertainment Group, Inc. ("Ascent"), an 80.67% owned subsidiary of COMSAT Corporation, announced on April 19, 1996 that it had entered into an agreement (the "Acquisition Agreement") with: SpectraVision, Inc. ("SpectraVision"), which is currently operating under Chapter 11 Bankruptcy Code protection; the official creditors committee of SpectraVision (the "Creditors Committee"); and Ascent's 85% owned subsidiary, On Command Video Corporation ("OCV", and together with Ascent, SpectraVision and the Creditors Committee, the "Parties"), pursuant to which Ascent, subject to Bankruptcy Court approval and other conditions described below, would combine the assets and certain liabilities of SpectraVision with OCV.

     In December 1995, the Delaware Bankruptcy Court issued a procedures order (the "Procedures Order") which authorized SpectraVision to conduct a bidding process to select a plan sponsor (the "Plan Sponsor") to reorganize SpectraVision. The Procedures Order provides protection to the Plan Sponsor's bid as follows: a new bid would have to be at least $4 million higher than the Plan Sponsor's; and the Plan Sponsor would receive a breakup fee of $2 million and expense reimbursement of up to $400,000.

     The Acquisition Agreement provides that Ascent shall be the Plan Sponsor and entitled to the protections of the Plan Sponsor under the Procedures Order, and that the Parties will sponsor and support a plan of reorganization which will reflect the terms set forth in the Acquisition Agreement (the "Plan"). SpectraVision and the Creditors Committee further agreed not to solicit any other bids to acquire assets of SpectraVision, not to negotiate with any other person concerning the disposition of any assets of SpectraVision (except as provided in the Bankruptcy Court's procedures order), and to inform Ascent within one business day of receipt of any unsolicited bid that either SpectraVision or the Creditors Committee receive.

     The Acquisition Agreement also provides for SpectraVision to contribute all of its assets, and for Ascent to contribute OCV, to a new company ("Newco") to be formed or designated pursuant to the Plan. Newco would assume or refinance certain debt of SpectraVision, primarily the debt related to its debtor in possession financing, and OCV's intercompany debt to Ascent.

     The Acquisition Agreement further provides that at the closing Newco would issue 72.5% of its common stock to Ascent and the OCV minority stockholders. Newco would issue the remaining 27.5% of its common equity to SpectraVision for distribution pursuant to its plan of reorganization. The 27.5% allocation

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would decrease if SpectraVision's working capital is negative at closing.

     The Acquisition Agreement also provides that Newco would issue warrants representing the right to purchase additional common stock of Newco equal to 20% of Newco's common stock, after exercise of the warrants. The warrants would have a term of 7 years, and the exercise price would be based on a total enterprise value of $550 million for Newco less Newco's outstanding debt at closing. Sixty-five percent of these warrants, representing 13% of Newco equity, will be issued to Ascent's designees and the remainder will be issued to SpectraVision.

     In addition, the Acquisition Agreement provides that Ascent will select five of the initial directors and the initial officers of Newco, and the Creditors Committee will select two of the initial directors, subject to the reasonable approval of Ascent.

     The Acquisition Agreement also provides that consummation of the transaction is subject to several conditions, including: the Plan being confirmed and becoming effective under Chapter 11 of the Bankruptcy Code; the Newco shares to be issued pursuant to the Plan shall either be exempt from registration, or a registration statement shall have been filed and become effective; the expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act waiting period; Ascent's obligations are subject to, among other things, the continuing accuracy of SpectraVision's representations and warranties and SpectraVision's performance of its obligations under the agreement; and SpectraVision's obligations are subject to the continuing accuracy of Ascent's representations and warranties and Ascent's performance of its obligations under the agreement.

     The transaction, while expected to have a negative effect on earnings initially, is expected to contribute positively to both earnings and the value of the Corporation's 80.67% ownership interest in Ascent over the longer term. A number of factors could cause actual results to differ materially from those projected (including, but not limited to, the timing of consummation of the transaction, Newco's ability to retain SpectraVision's and OCV's existing customers, Newco's ability to negotiate a satisfactory resolution of issues related to the amendment or assumption of contracts with SpectraVision's current suppliers and service providers, market conditions and technological developments).



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   COMSAT Corporation
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                                   By:  /s/ Allen E. Flower
                                        ----------------------------------
                                        Allen E. Flower
                                        Vice President and Chief Financial
                                        Officer


Date:  April 26, 1996

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